Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:	Brad Cohen	Public Relations Contact:
	ICR, LLC	Lisa Greb
	330/463-6865	Director, Public Relations
	http://www.joann.com	Jo-Ann Stores, Inc.
330/463-3442

JO-ANN STORES ANNOUNCES THIRD QUARTER SALES RESULTS

- Same-store sales decreased 1.5% in the third quarter –

- Third quarter earnings expected to be slightly better than prior year –

- Fiscal 2009 third quarter earnings conference call scheduled for December 3, 2008 -

HUDSON, OH – November 6, 2008 — Jo-Ann Stores, Inc. (NYSE: JAS) reported today that net sales for the third quarter ended November 1, 2008, were $480.1 million compared to $480.2 million in the prior year. Same-store sales decreased 1.5% versus a same-store sales increase of 2.4% last year.

Given the current economic environment, the Company is providing additional information regarding its third quarter performance. The Company expects to report slightly improved third quarter earnings compared to last year’s third quarter earnings of $0.32 per diluted share.

Net sales for the nine-month period ended November 1, 2008 were $1.33 billion versus $1.29 billion for the same period in the prior year. Year-to-date same-store sales increased 1.9% versus a same-store sales increase of 3.5% for the same period last year

Third Quarter Conference Call

The Company will report earnings for its third quarter of fiscal 2009 on December 3, 2008. In conjunction with the earnings release, investors are invited to listen to the earnings conference call to be broadcast live over the Internet at 4:30 PM Eastern time. The earnings release will provide instructions on how to access the call.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 208 large-format stores and 560 small-format stores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, failure to manage new store growth and the store transition strategy, the availability of merchandise, changes in the competitive pricing for products, the impact of competitors’ store openings and closings, longer-term unseasonable weather or widespread severe weather, our ability to effectively manage our distribution network, our ability to recruit and retain highly qualified personnel, our ability to sell-through our inventory at acceptable prices, energy costs, increases in transportation costs, our indebtedness and limits on obtaining additional financing, failure to maintain the security of our electronic and other confidential information, failure to comply with various laws and regulations, consumer confidence and debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings.